JOE Media Contact:	Jerry M. Ray 904.301.4430 jray@joe.com	The St. Joe Company 245 Riverside Avenue Jacksonville, FL 32202 904-301-4200
JOE Investor Contact:	Mike Daly 904.301.4302 mdaly@joe.com

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE) REPORTS
SECOND QUARTER 2007 FINANCIAL RESULTS

Airport Relocation Project Makes Progress

JOE Expands Relationships with Strategic Partners

Jacksonville, Florida – (July 31, 2007) – The St. Joe Company (NYSE: JOE) today announced that Net Income for the second quarter 2007 was $25.3 million, or $0.34 per share, compared with $19.0 million, or $0.25 per share, for the second quarter of 2006.  JOE had a loss from continuing operations, net of taxes, for the second quarter of 2007 of ($5.3) million, or ($0.07) per share, which was offset by an after tax gain from discontinued operations of $30.6 million, or $0.41 per share, primarily related to the sale of JOE’s office building portfolio.  This compares to income from continuing operations, net of taxes, for the second quarter of 2006 of $14.9 million, or $0.20 per share.  Net Income for the first half of 2007 was $45.0 million, or $0.60 per share, compared to $22.7 million, or $0.30 per share, for the first half of 2006. All per share references in this release are presented on a diluted basis.

“It was a difficult quarter, reflecting the current market,” said Peter S. Rummell, chairman and CEO of JOE.  “While the resale supply of resort and seasonal residential product remains large in Northwest Florida, we are beginning to see some bright spots.”

Meanwhile, since the end of the first quarter a number of key objectives related to JOE’s plan to create long-term shareholder value were accomplished, including:

•	Progress made by the Panama City-Bay County Airport and Industrial District on the relocation of the airport with key funding commitments and the appointment of a program and construction manager.
•	Creation of additional alliances with strategic homebuilders, including Shea Homes and Haven Custom Homes, as well as the creation of the RiverTown Builders Guild.
•	Formation of new relationships in Gulf County with Miraval, Exclusive Resorts and Sacred Heart Health System.
•	Creation of a new strategic alliance with Orvis.
•	Disposition of non-core assets including JOE’s office building portfolio and its Saussy Burbank mid-Atlantic homebuilding operation.

“Entering 2007, we focused on accelerating value creation by working closely with top-quality strategic partners,” said Rummell.  “We believe the strategic moves we are making this year, along with efforts to improve access to and transportation within Northwest Florida, will serve JOE shareholders well in the decade ahead.  In 2007, we are continuing to move forward with the capital investment necessary to develop our communities at a pace aligned with market demand.  We expect to benefit from these investments for many years to come.”

Airport Relocation Project Continues to Make Progress

The Panama City–Bay County Airport and Industrial District (Airport Authority) continues to make progress in its efforts to relocate the airport to land that will be donated by JOE.

•
The Federal Aviation Administration (FAA) committed $72 million to fund the relocation.  In addition, the airport will be able to use its FAA annual entitlement funds, totaling approximately $7 million, for the project.

•	The Florida Department of Transportation committed $67 million in grants for the construction of the airport. State funding commitments for the project to date total $119 million.
•
On July 10, 2007, PCA Development, LLC was selected as the successful bidder to purchase the existing airport property at a purchase price of $99 million, made up of $61 million in cash and $38 million in transfer fees to the Airport Authority from the future sale of property on the current site.

•	The Airport Authority received five bids for construction of the new airport and is expected to award a contract before September 30, 2007.
•	The Airport Authority named Houston-based Kellogg, Brown & Root as the program and construction manager for the new airport.

Construction of the new airport can begin after the issuance of a Section 404 permit from the U.S. Army Corps of Engineers and funding of the financial commitments.

Relationships Expanded With Homebuilders

In 2006, JOE announced that it was exiting the homebuilding business to focus on master-planning, entitlements and place-making.  As a result, JOE is establishing strategic relationships with leading homebuilders to bring a wide range of consumer choices to JOE’s Florida.

During the second quarter, JOE entered into a strategic alliance with Shea Homes to be the exclusive builder for JOE’s active adult neighborhood in Victoria Park in Deland, Florida.  Under the terms of the agreement, Shea Homes will purchase up to 705 home sites developed by JOE in the Victoria Gardens neighborhood, a gated, age-qualified active adult community.  In the first phase of the agreement, Shea Homes is scheduled to purchase 168 finished home sites in the third quarter through a take-down arrangement.

In July, JOE expanded its relationship with homebuilders with the creation of the RiverTown Builders Guild, a group of local, regional and national homebuilders for JOE’s 4,170-acre RiverTown community south of Jacksonville, Florida.  To date, five builders have been announced as members of the Guild: American Homebuilders, Beazer Homes, Cornerstone Homes, David Weekley Homes, and ISSA Homes.

JOE also announced a strategic alliance with Haven Custom Homes, one of the nation’s leading providers of precision-built modular homes.  Under the terms of the alliance, JOE and Haven Custom Homes will explore opportunities for this new homebuilding technology at several JOE communities.  Recently, Haven Custom Homes built the 2007 Southern Living Idea House at JOE’s WaterSound community. The house and the community are featured as the cover story in the August issue of Southern Living magazine.

“We are very pleased with the breadth and quality of the relationships we are forging with local, regional and national homebuilders,” said Britt Greene, JOE’s Chief Operating Officer.  “We will continue to seek partners and form relationships with builders to maximize the value of JOE projects. We’ve made meaningful progress and we’re pleased with our transition out of homebuilding.”

Progress Continues in Gulf County and WindMark Beach

“Our value creation efforts in Gulf County are progressing,” said Greene.  “We have been investing in Gulf County for many years because we believe JOE has the potential to create significant value there for decades to come.  Successfully moving U.S. Highway 98 inland was an important first step, and now the infrastructure to support the development of WindMark Beach is progressing rapidly.”

During the second quarter, JOE announced an agreement with Miraval Holding LLC to jointly design, develop and operate Miraval at WindMark Beach.  Separately, Exclusive Resorts, the world’s largest luxury destination club, has now executed an agreement to purchase 30 home sites at JOE’s WindMark Beach and a show-home built for Southern Accents magazine. The contract for the home and home sites is expected to close in the third quarter.

In addition, Sacred Heart Health System began work on a new 25-bed hospital and medical office building along Highway 98 in Port St. Joe on a site donated by JOE.  Sacred Heart estimates that the hospital will open in early 2009.

The Port St. Joe City Commission unanimously approved a development agreement with JOE for the 175 acres that was formerly the site of the Port St. Joe paper mill.  The development agreement includes a mixture of uses including residential, commercial, retail space, office space, a hotel, civic uses and open spaces.

JOE Creates Alliance with Orvis

Yesterday, JOE announced a strategic alliance with Orvis, one of America's oldest outdoor lifestyle, travel and equipment companies, to promote outdoor recreation, real estate products and conservation programs across Northwest Florida.

Land Holdings and Entitlements Update

On June 30, 2007, JOE owned approximately 739,000 acres, concentrated primarily in Northwest Florida.  The new total reflects all land sales during the quarter, including a transaction for the sale of approximately 33,000 acres of land in southwest Georgia.  These holdings included approximately 331,000 acres within 10 miles of the coast of the Gulf of Mexico and approximately 408,000 acres outside the 10-mile coastal perimeter, plus approximately 14,500 acres in southwest Georgia.

On June 30, 2007, JOE’s land-use entitlements in hand or in process totaled approximately 45,000 residential units and approximately 14.6 million square feet of commercial space on approximately 51,000 acres.  An additional 611 acres are zoned for commercial uses.

Acquisitions and Dispositions

As previously announced, JOE completed the sale of 15 commercial office buildings to Eola Capital, LLC for $277.5 million during the second quarter.  The office building portfolio consisted of approximately 1.8 million net rentable square feet located in five markets in the Southeast.  As provided in the initial sales agreement, two additional buildings, with approximately 425,000 net rentable square feet, are expected to close for $100 million in the third quarter.

During the second quarter 2007, JOE also completed the sale of its mid-Atlantic homebuilding operation, which was operating under the name Saussy Burbank, as the company further focused its efforts on its core business.

In April 2007, JOE announced the acquisition of Bay Point Marina in Bay County near Panama City Beach.  This acquisition allows JOE to make sought-after amenities available to property owners in select JOE communities.

JOE Remains Committed to Strong Balance Sheet

JOE is committed to maintaining a strong balance sheet.  As a result of its conservative, prudent approach, proceeds from the recent office building portfolio sale were used for debt reduction.  At June 30, 2007, JOE’s debt was $486.5 million, including debt of assets held for sale, as compared to $627.1 million on December 31, 2006.  At the end of the second quarter, JOE had approximately $460 million of available capacity under its $500 million Revolving Credit Facility.

Additionally, as previously disclosed, JOE entered into an amendment to its Revolving Credit Facility on June 28, 2007 to favorably adjust the financial covenant addressing the fixed charge coverage ratio.  On July 30, 2007, JOE also entered into amendments to its 2002 and 2005 senior notes making the same adjustments to their fixed charge covenants.  Additional details regarding these events can be found in the Company’s Forms 8-K filed on July 3 and July 30.

Capital Expenditures Paced to Meet Market

Through the first six months of 2007, JOE has invested approximately $150 million in capital, with spending focused on RiverTown and new projects in Northwest Florida, including WaterSound, WaterSound West Beach, and WindMark Beach.

“We will continue to evaluate our deployment of capital into projects that we expect to generate the best returns over time,” said JOE Chief Financial Officer William S. McCalmont.  “We remain enthusiastic about our new development projects as well as the numerous opportunities to leverage our vast real estate holdings.  However, given the challenging market conditions, we will continue to invest capital prudently.”

Dividends and Stock Repurchase

A quarterly cash dividend of $0.16 per share of common stock was paid on June 29 to shareholders of record at the close of business on June 15.  On June 30, 74,394,650 JOE shares were outstanding.

During the second quarter of 2007, JOE paid an aggregate of $11.9 million for dividends.  The company did not purchase any of its shares on the open market nor were any shares surrendered by executives.  On June 30, approximately $103.8 million remained available under the company's stock repurchase authorization.

Company Outlook

“Florida resort and residential markets remain weak, and inventory levels remain a concern,” said Rummell.  “Resort and seasonal residential sales start with tourism and the number of visitors to Northwest Florida has increased significantly.  We are seeing new visitors from several states, particularly from Texas, which should benefit JOE over time by restoring demand for residential product.”

“On the Commercial side, a broad range of national retailers and commercial developers are focused on Northwest Florida, and our commercial pipeline is well-positioned for further sales,” said Rummell.  “As for Rural Land sales, we continue to see interest in tracts of land of various sizes.  In each segment, as we have stated previously, the timing of transactions is difficult to predict, so closed transactions, and consequently our earnings, will remain lumpy.”

“We remain focused on a sound strategy of building long-term shareholder value,” said Rummell.  “Moving forward, we believe we can accelerate value creation by working closely with a full range of strategic partners, including homebuilders, commercial and retail developers, destination and resort developers and lifestyle companies to best position JOE for the ups and downs of any real estate cycle.”

FINANCIAL DATA
($ in millions except per share amounts)
Consolidated Results

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Real estate sales	$89.4	$120.2	$171.8	$220.7
Rental revenue	1.0	0.6	1.4	1.0
Timber sales	9.5	7.8	16.4	16.3
Other revenues	12.8	12.5	19.4	20.1
Total revenues	112.7	141.1	209.0	258.1
Expenses
Cost of real estate sales	66.5	63.2	92.9	122.8
Cost of rental revenue	1.1	0.6	1.7	0.9
Cost of timber sales	7.2	6.4	13.2	12.2
Cost of other revenues	11.4	12.1	19.4	20.0
Other operating expenses	16.4	15.7	31.4	33.0
Corporate expense, net	9.2	13.6	17.1	29.3
Restructuring charge	(0.2)	--	3.0	--
Depreciation and amortization	4.6	4.5	9.1	9.0
Total expenses	116.2	116.1	187.8	227.2
Operating (loss) profit	(3.5)	25.0	21.2	30.9
Other income (expense)	(4.6)	(0.1)	(3.8)	(1.8)
Pretax (loss) income from continuing operations	(8.1)	24.9	17.4	29.1
Income tax (expense) benefit	3.1	(9.9)	(3.3)	(11.8)
Minority interest expense	(0.3)	(2.7)	(0.8)	(4.9)
Equity in income of unconsolidated affiliates	--	2.6	1.0	5.4
Discontinued operations, net of tax	30.6	4.1	30.7	4.9
Net income	$25.3	$19.0	$45.0	$22.7
Net income per diluted share	$0.34	$0.25	$0.60	$0.30

Weighted average diluted shares outstanding (in 000’s)	74,302	74,541	74,280	74,741

Revenues by Segment

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Residential
Real estate sales	$30.8	$88.6	$60.9	$170.5
Rental revenue	1.0	0.5	1.2	0.8
Other revenues	12.7	12.3	19.4	19.8
Total Residential	44.5	101.4	81.5	191.1
Commercial
Real estate sales	5.7	5.2	11.3	8.1
Rental revenue	--	0.1	0.2	0.2
Other revenues	0.1	0.2	--	0.3
Total Commercial	5.8	5.5	11.5	8.6
Rural Land sales
Real estate sales	52.9	26.4	99.6	42.1
Total Rural Land sales	52.9	26.4	99.6	42.1
Forestry sales	9.5	7.8	16.4	16.3
Total revenues	$112.7	$141.1	$209.0	$258.1

Summary Balance Sheet

	June 30, 2007	December 31, 2006
Assets
Investment in real estate	$887.6	$1,213.5
Cash and cash equivalents	20.2	36.9
Accounts receivable	13.6	25.8
Prepaid pension asset	103.0	100.9
Property, plant and equipment, net	42.5	44.6
Other assets	173.5	138.7
Assets held for sale	93.9	--
Total assets	$1,334.3	$1,560.4

Liabilities and Stockholders’ Equity
Debt	428.5	627.1
Accounts payable, accrued liabilities	243.9	250.6
Deferred income taxes	102.3	211.1
Liabilities of assets held for sale	60.4	--
Total liabilities	835.1	1,088.8
Minority interest	7.4	10.5
Total stockholders’ equity	491.8	461.1
Total liabilities and stockholders’ equity	$1,334.3	$1,560.4

Additional Information

Additional information with respect to the Company’s quarterly results will be made available on a Form 8-K, which will be filed with the Securities and Exchange Commission today.

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Conference Call Information

JOE will host an interactive conference call to review the company’s results for the quarter ended June 30, 2007, and to discuss our outlook on Tuesday, July 31, 2007, at 10:30 a.m. (EDT).

To participate in the call, please phone 866.409.1555 (for domestic calls from the United States) or 888.203.1235 (for international calls) approximately ten minutes before the scheduled start time.  You will be asked for a Confirmation Code which is: 6597045.  Approximately three hours following the call, you may access a replay of the call by phoning 888.203.1112 (domestic) or 719.457.0820 (international) using access code 6597045.  The replay will be available for one week.

JOE will also web cast the conference call live over the internet in a listen-only format.  Listeners can participate by visiting the company’s web site at www.joe.com.  Access will be available 15 minutes prior to the scheduled start time.  A replay of the conference call will be posted to the JOE web site approximately three hours following the call.  The replay of the call will be available for one week.

About JOE

The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies.  We are primarily engaged in real estate development and sales, with significant interests in timber.  Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play.  We’re no ordinary JOE.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this earnings release, particularly in the Company Outlook Section, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any statements in this release that are not historical facts are forward-looking statements.  You can find many of these forward-looking statements by looking for words such as “intend”, “anticipate”, “believe”, “estimate”, “expect”, “plan”, “should”, “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

•	future operating performance, revenues, earnings, cash flows, and short and long-term revenue and earnings growth rates;
•	future residential and commercial entitlements;
•	expected development timetables and projected timing for sales or closings of homes or home sites in a community;
•	development approvals and the ability to obtain such approvals, including possible legal challenges;
•	the anticipated price ranges of developments;
•	the number of units or commercial square footage that can be supported upon full build out of a development;
•	the number, price and timing of anticipated land or building sales or acquisitions;
•	estimated land holdings for a particular use within a specific time frame;
•	absorption rates and expected gains on land and home site sales;
•	the levels of resale inventory in our developments and the regions in which they are located;
•	the development of relationships with strategic partners, including homebuilders;
•	the pace at which we release new products for sale;
•	comparisons to historical projects;
•	the amount of dividends we pay; and
•	the number of shares of company stock which may be purchased under the company’s existing or future share-repurchase program.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements.  These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release.  New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2006 as well as, among others, the following:

•	economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;
•	changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;
•	changes in perceptions or conditions in the national real estate market or the real estate markets in the states and regions in which we operate;

•	the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;
•	whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;
•	local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;
•	timing and costs associated with property developments and rentals;
•	the pace of commercial development in Northwest Florida;
•	competition from other real estate developers;
•	changes in pricing of our products and changes in the related profit margins;
•	changes in operating costs, including real estate taxes and the cost of construction materials;
•
changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

•	changes in interest rates and the performance of the financial markets;
•	changes in market rental rates for our commercial and resort properties;
•	changes in the prices or availability of wood products;
•
the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on various regulatory approvals and permits and the availability of adequate funding;

•	potential liability under environmental laws or other laws or regulations;
•	changes in laws, regulations or the regulatory environment affecting the development of real estate;
•	fluctuations in the size and number of transactions from period to period;
•	natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;
•	the prices and availability of labor and building materials;
•	changes in insurance rates and deductibles for property in Florida, particularly in coastal areas;
•	changes in gasoline prices; and
•	acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

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© 2007, The St. Joe Company. “St. Joe,” “JOE,” “RiverTown,” “Victoria Park,” “WindMark Beach,” and the "Taking Flight" design are service marks of The St. Joe Company.

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